Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262513

LORD ABBETT CREDIT OPPORTUNITIES FUND

(THE “FUND”)

Supplement dated May 13, 2025 to the
Prospectus and Statement of Additional Information
dated May 1, 2025, as supplemented to date

Kewjin Yuoh has announced his plans to retire on or about September 30, 2025. Mr. Yuoh will continue to serve on the portfolio management team of the Fund until his retirement.

Effective September 30, 2025, all references to Kewjin Yuoh will be removed from the Prospectus and the Statement of Additional Information.

Capitalized terms used in this Supplement shall, unless otherwise defined herein, have the same meaning as given in the Prospectus and/or SAI.

Please retain this document for your future reference.